UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

[ ]	Preliminary Proxy Statement

[ ]	Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[ ]	Soliciting Material under Rule 14a-12

TOUGHBUILT INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This proxy statement supplement, dated June 2, 2021, supplements the definitive proxy statement (the “Proxy Statement”) of ToughBuilt Industries, Inc. (the “Company”) filed with the Securities and Exchange Commission on May 3, 2021, relating to the Annual Meeting of Stockholders of the Company to be held virtually at 2:00 PM (Pacific Time) on Friday, June 11, 2021.

The purpose of this proxy statement supplement is to (i) correct an error in the Proxy Statement relating to the vote required to authorize a reverse stock split; and (ii) provide a letter from the Company’s Chief Executive Officer, President and Chairman reiterating the Board’s recommendation that stockholders vote “FOR” for the proposed reverse stock split and increase in the Company’s authorized number of common stock.

Set forth below is the applicable section on page 17 of the Proxy Statement with the corrected vote required to approve the proposed reverse stock split of the outstanding shares of common stock. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged.

Required Vote

The affirmative vote of a majority of the shares of our common stock and Series E Preferred Stock outstanding and entitled to vote on the matter, voting together as a single class (with the nine outstanding shares of Series E Preferred Stock being entitled to an aggregate of 3,602,466 votes), is required to approve the authorization of the Board to, in its discretion, amend our Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio between one-for-two to one-for-ten, such ratio to be determined by the Board. Abstentions will act as a vote against the Reverse Stock Split. Unless marked to the contrary, executed proxies received will be voted “FOR” Proposal 2.

ToughBuilt Industries, Inc.

25371 Commercentre Drive, Suite 200

Lake Forest, CA 92630

(949) 528-3100

www.toughbuilt.com

June 2, 2021

Dear ToughBuilt Stockholders:

You should have already received our proxy materials related our virtual stockholders meeting scheduled for 2:00 PM (Pacific Time) on Friday, June 11, 2021. I am writing in connection with the proposed reverse stock split and increase in the Company’s authorized common stock discussed in our Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 3, 2021 (the “Proxy Statement”). As stated in the Proxy Statement, the Company’s stockholders entitled to vote at the stockholders meeting are being asked to authorize our Board of Directors to effect a reverse stock split of our common stock in a ratio ranging from 1-for-2 and 1-for-10, as determined by the Board of Directors, in its discretion (the “Stock Split Proposal”), and to increase the Company’s authorized number of common stock from 200 million to 500 million shares (the “Authorized Increase Proposal”).

We believe both proposals are critically important to the Company and our stockholders, and we encourage all stockholders to read the proposals in their entirety. It remains the unanimous recommendation of the Board of Directors that stockholders vote FOR each proposal.

Stock Split Proposal

As we disclosed in a Form 8-K filed with the SEC on May 19, 2021, we received written notice from the Nasdaq Stock Market LLC on May 19, 2021, informing us that the Company was not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. Based on the closing bid price of the Company’s common stock for the 30 consecutive business days prior to the date of the Nasdaq notification letter, the Company no longer meets the minimum bid price requirement. To regain compliance, the closing bid price of our common stock must meet or exceed $1.00 per share for a minimum of ten consecutive trading days prior to November 15, 2021. If we do not regain compliance during 180 day period, we may be granted an additional 180 days to comply with Nasdaq’s minimum bid price requirement, subject to the Company satisfying the continued listing requirement for the market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market.

We believe that a vote FOR the Stock Split Proposal will enhance the Company’s ability to regain compliance with the Nasdaq listing standards by enabling the Company to meet the Nasdaq minimum bid price requirement for continued listing in the near term. The Company expects that retaining our Nasdaq listing and increasing the market price per share of our common stock by effecting a reverse stock split would increase the attractiveness of the Company’s shares to a broader set of institutional investors while protecting the liquidity for all stockholders.

Conversely, the delisting of our common stock from the Nasdaq Capital Market may result in decreased liquidity and increased volatility of our common stock, which could harm our business and prospects. Trading on the over-the-counter (OTC) market would likely make it harder to obtain a quote or sell your shares. Approval of the Stock Split Proposal may support the Company in remaining listed on Nasdaq by helping the Company meet Nasdaq’s $1.00 minimum bid price per share requirement. We also believe that our common stock’s current low market price impairs its acceptability to important segments of the institutional investor community and the investing public.

The ratio range of the Stock Split Proposal has been carefully selected and is designed to provide our Board of Directors with the necessary flexibility to effect the reverse stock split in a manner that would best enable the Company to regain compliance with Nasdaq’s minimum $1.00 bid price requirements.

For these reasons, we believe the Stock Split Proposal is in the best, long-term interest of the Company’s stockholders, and on behalf of ToughBuilt’s management team and Board of Directors, I am seeking your support by voting FOR the Stock Split Proposal.

Authorized Increase Proposal

Our Board of Directors believes that the current number of authorized but unissued shares of common stock is not adequate to enable us, as the need may arise, to take advantage of market conditions and favorable opportunities involving the issuance of our common stock without the delay and expense associated with the holding of a special meeting of our stockholders. The availability of additional authorized shares will provide us with the flexibility in the future to issue shares of our common stock for general corporate purposes, such as acquisitions and other strategic transactions, raising additional capital, sales of stock or securities convertible into or exercisable for common stock, providing equity incentives to employees, officers and directors, and other general corporate purposes. We believe that increasing our authorized common stock from 200 million to 500 million will provide us with additional flexibility to meet business and financing needs as and when they may arise.

As of the date of this proxy statement supplement, we have no specific plans, agreements, or commitments to issue any shares of common stock for which approval of the Authorized Increase Proposal is required, although we intend to continue to consider transactions from time to time that could result in such issuances. Our Board of Directors will determine whether, when, and on what terms the issuance of shares of our common stock may be warranted in connection with any future actions. No further action or authorization by our stockholders will be necessary before issuance of the additional shares of our common stock authorized under our amended certificate of incorporation, except as may be required for a particular transaction by applicable law or regulatory agencies or by the rules of the Nasdaq Stock Market, including Nasdaq Rules 5635(b) and 5635(d) (frequently referred to as the “Nasdaq 20% Rule”) which was set up in part to protect the stockholders of Nasdaq-listed companies by requiring stockholder approval before certain issuances of securities.

For the reasons discussed above, we believe the Authorized Increase Proposal is in the best, long-term interest of the Company’s stockholders, and on behalf of ToughBuilt’s management team and Board of Directors, I am seeking your support by voting FOR the Authorized Increase Proposal.

***

As a reminder, if you are a stockholder entitled to vote at the Annual Meeting, details regarding how you can vote (or change your vote) are contained in the Proxy Statement and accompanying Proxy Card and have not changed.

Sincerely,

/s/ Michael Panosian
Michael Panosian
Chief Executive Officer, President, and Chairman of the Board

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